Exhibit 4.11

Memorandum

RE: Extending the “Entrustment of Enterprise Annuity Funds

and Account Management Agreement”

Party A

China Life Insurance (Group) Company

Legal Representative: Yang Mingsheng

China Life Insurance Company Limited

Legal Representative: Yang Mingsheng

China Life Asset Management Company Limited

Legal Representative: Miao Jianmin

Party B

China Life Pension Company Limited

Legal Representative: Wang Jian

Whereas:

The “Entrustment of Enterprise Annuity Funds and Account Management Agreement of China Life Insurance (Group) Company” entered into between Party A and Party B (the “Original Agreement”) (Agreement number: 2009110000000002) expired on December 1, 2012; as of the date herein, the parties have not reached agreement with respect to the signing of a new agreement.

In order to safeguard the interests of the enterprise annuity funds, and in accordance with applicable laws and regulations and the Original Agreements, the parties have reached the following agreements regarding the management of enterprise annuity funds of China Life Insurance (Group) Company:

1.	The parties hereby agree to extend the Original Agreement for a one-year term, commencing on December 2, 2012 and ending on December 1, 2013.

2.	According to the Notice on Enterprise Annuity Funds Investment Manager Qualification (Ministry of Human Resources and Social Security, Notice No. 2) and the Reply on Certain Issues Regarding the Transfer of Enterprise Annuity Funds Investment Management Business (RSJSBH [2010] No. 94), China Life Asset Management Company Limited has transferred its enterprise annuity funds investment manager qualification to China Life Pension Company Limited. The parties agree to the following: Party B shall perform the duties as investment manager and receive investment management fees according to market principles. The basic annual investment management fee rate shall be 0.05%. When the annualized rate of return of the investment portfolio exceeds the benchmark rate (define below), Party B will receive a performance fee calculated as 1% of the excessive return. Benchmark rate equals the interest rate on five-year term deposit as set by the People’s Bank of China (“PBOC”), weighted by interest adjustments by the PBOC.

3.	This Memorandum shall take effect only after the signing by the legal representatives or authorized representatives of both parties and the applying of the official seals of both parties, upon which it shall be effective retroactively from December 2, 2012.

This Memorandum shall be executed in eight (8) counterparts, with each company of Party A holding two (2) copies, and Party B holding two (2) copies. Each counterpart shall have the same legal effect.

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Party A

China Life Insurance (Group) Company (Seal)

Legal Representative / Authorized Representative (Signature):

China Life Insurance Company Limited (Seal)

Legal Representative / Authorized Representative (Signature):

China Life Asset Management Company Limited (Seal)

Legal Representative / Authorized Representative (Signature):

Party B

China Life Pension Company Limited (Seal)

Legal Representative / Authorized Representative (Signature):

Date of Execution: February 26, 2013